Exhibit 99.1
First National Bank President & CEO Announces Retirement
Gary Roberts Ends Forty-one Year Banking Career
Hermitage, PA — June 20, 2008 — At the June meeting of the First National Bank Board of Directors, Gary Roberts, First National Bank President and Chief Executive Officer, announced his plans to retire effective July 1, 2008. His retirement concludes a forty-one year banking career which began in Omaha, Nebraska. Since 1981 he has been a bank president and chief executive officer for banks in Colorado affiliated with United Banks of Colorado, and in Kansas City, KS.
Roberts has been President and CEO of First National Bank since January, 2005. He joined F.N.B. Corporation in 1997 as President and Chief Executive Officer of Metropolitan National Bank in Youngstown, OH, a subsidiary of F.N.B. Corporation. When Metropolitan National Bank and First National Bank were merged in 2002, he was named Senior Executive Vice President and Chief Operating Officer of First National Bank.
“Gary Roberts was the right person at the right time for First National Bank,” commented Stephen Gurgovits, Chairman of F.N.B. Corporation. “He and I have worked closely since the merger with Metropolitan Bank in 2002. Together we have been involved with six mergers. He was a significant contributor to the successful move of F.N.B. Corporation headquarters from Florida to Hermitage in 2003. Now we wish him as much success in his ‘new’ career as he has enjoyed in banking.”
“My years with F.N.B. Corporation have been among the most fulfilling of my career,” noted Roberts. “When I assumed the responsibilities of President and CEO, my goal was to take First National Bank to its next level of excellence. Now, with the successful completion of our most recent merger with Omega Financial Corporation, I feel I have achieved my objectives and look forward to a new phase in my life, which includes travel and time with my wife, children and grandchildren.”
“Gary’s contributions to F.N.B. Corporation have made the organization a proven leader in the industry. His most notable contribution is directly reflected in the talented leadership team that he has assembled. His decision to retire is well deserved given his significant contribution to the banking industry, to the organization and to the communities that we serve,” noted Bob New, President and CEO of F.N.B. Corporation.
Roberts and his wife, Beth, are residents of Hermitage where he has been active in United Way and other community agencies. He was an active member of many community and professional organizations in the Youngstown/Warren, OH area, where he lived prior to moving to Hermitage. He has been an active member of the Pennsylvania Bankers Association.

About First National Bank of Pennsylvania:
First National Bank of Pennsylvania, the largest subsidiary of F.N.B. Corporation (NYSE: FNB), has over 215 full-service locations in Pennsylvania and Ohio, and loan production offices in Florida and Tennessee.
About F.N.B. Corporation
F.N.B. Corporation, a diversified financial services company headquartered in Hermitage, PA, has total assets of approximately $8 billion, including the recently acquired Omega Financial Corporation. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Tennessee and Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 35 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB.
Investor information is available on F.N.B. Corporation’s Web site at http://www.fnbcorporation.com.
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MEDIA CONTACT:
Jennifer Reel
724-983-4856/724-699-6389 (cell)